EXHIBIT 99.1

Harrow Health Announces Second Quarter 2021 Financial Results

Fourth Consecutive Quarter of Record Results

Highlights for Second Quarter 2021:7

●	Record revenues of $18.1 million, a 125% increase compared with $8.1 million for the prior-year period;
●	Gross margin was 75.6%, compared with 60.2% for the prior-year period;
●	GAAP operating income increased to $4.2 million compared with an operating loss of $3.2 million for the prior-year period;
●	Commissions from DEXYCU® sales increased to $827,000 on record unit volumes; and
●	Cash and cash equivalents was $72.9 million at June 30, 2021.

NASHVILLE, Tenn., August 10, 2021 – Harrow Health, Inc. (NASDAQ: HROW), an ophthalmic-focused healthcare company, today announced record results for the second quarter and first half ended June 30, 2021. The Company also posted its second quarter Letter to Stockholders and corporate presentation to the “Investors” section of its website, harrowinc.com.

“We are pleased to report that the second quarter of 2021 was our best financial quarter in company history, including new records in revenues, cash flow from operations, Adjusted EBITDA(1), revenue per shipping day, and units shipped,” said Mark L. Baum, CEO of Harrow Health. “During the second quarter of 2021, we strengthened our cash position by raising $75 million of unsecured capital. We then began to put that capital to work in a number of ways, including purchasing rights to AMP-100, a patented, ophthalmic topical anesthetic drug candidate, in July 2021. We expect a new drug application to be submitted to the FDA for AMP-100 in the next few months. In addition, our pipeline of potential strategic product opportunities continues to advance, and we are making significant progress on other potential M&A transactions. We remain excited about the second half of 2021 as we position Harrow to be able to deliver a more diverse range of products to our prescribers and attractive operational results to our stockholders.”

(1) A reconciliation of all non-GAAP financial results can be found later in this release.

Conference Call and Webcast

The Company’s management team will host a conference call and live webcast today at 4:45 p.m. Eastern time to discuss the results and provide a business update. To participate in the call, see details below:

Conference Call Details:
Date:	Tuesday, August 10, 2021
Time:	4:45 p.m. Eastern time
Participant Dial-in:	1-833-953-2434 (U.S.) 1-412-317-5763 (International)
Replay Dial-in (Passcode 10157937): (telephonic replay through August 17, 2021)	1-877-344-7529 (U.S.) 1-412-317-0088 (International)
Webcast: (online replay through November 10, 2021)	harrowinc.com

HROW Announces Second Quarter 2021 Financial Results

August 10, 2021

About Harrow Health

Harrow Health, Inc. (NASDAQ: HROW) is an ophthalmic-focused healthcare company. The Company owns and operates ImprimisRx, one of the nation’s leading ophthalmology outsourcing and pharmaceutical compounding businesses, and Visionology, a direct-to-consumer eye care subsidiary focused on chronic eye disease. Harrow Health also holds non-controlling equity positions in Eton Pharmaceuticals, Surface Ophthalmics and Melt Pharmaceuticals, all of which started as Harrow Health subsidiaries, and owns royalty rights in four clinical-stage drug candidates being developed by Surface Ophthalmics and Melt Pharmaceuticals. For more information about Harrow Health, please visit the Investors section of the corporate website, harrowinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include the impact of the COVID-19 pandemic and any future health epidemics on our financial condition, liquidity and results of operations; our ability to make commercially available our compounded formulations and technologies in a timely manner or at all; market acceptance of the Company’s formulations and challenges related to the marketing of the Company’s formulations; risks related to our compounding pharmacy operations; our ability to enter into other strategic alliances, including arrangements with pharmacies, physicians and healthcare organizations for the development and distribution of our formulations; our ability to obtain intellectual property protection for our assets; our ability to accurately estimate our expenses and cash burn, and raise additional funds when necessary; risks related to research and development activities; the projected size of the potential market for our technologies and formulations; unexpected new data, safety and technical issues; regulatory and market developments impacting compounding pharmacies, outsourcing facilities and the pharmaceutical industry; competition; and market conditions. These and additional risks and uncertainties are more fully described in Harrow Health’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Harrow Health undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

Jamie Webb, Director of Communications and Investor Relations

jwebb@harrowinc.com

615-733-4737

HROW Announces Second Quarter 2021 Financial Results

August 10, 2021

HARROW HEALTH, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Total revenues	$18,134	$8,060	$33,577	$19,877
Cost of sales	4,417	3,204	8,187	6,830
Gross profit	13,717	4,856	25,390	13,047
Selling, general and administrative	9,123	6,954	17,287	15,370
Research and development	425	749	1,017	1,152
Impairment of intangible assets	-	363	-	363
Total operating expenses	9,548	8,066	18,304	16,885
Income (loss) from operations	4,169	(3,210)	7,086	(3,838)
Total other (expense) income, net	(6,647)	2,950	(9,347)	(9,345)
Income taxes	-	-	-	-
Total net loss including noncontrolling interests	(2,478)	(260)	(2,261)	(13,183)
Net loss attributable to noncontrolling interests	-	23	-	39
Net loss attributable to Harrow Health, Inc.	(2,478)	(237)	(2,261)	(13,144)
Preferred dividends and accretion of preferred stock discount	(472)	-	(472)	-
Net loss attributable to Harrow Health, Inc. common stockholders	$(2,950)	$(237)	$(2,733)	$(13,144)
Net loss per share of common stock, basic and diluted	$(0.11)	$(0.01)	$(0.10)	$(0.51)

HARROW HEALTH, INC.

RECONCILIATION OF NET LOSS TO ADJUSTED E(L)BITDA

(in thousands)

	For the Three Months Ended June 30,
	2021	2020
GAAP net loss attributable to Harrow Health, Inc.	$(2,478)	$(237)
Stock-based compensation and expenses	1,078	628
Interest expense, net	1,314	505
Income taxes	-	-
Depreciation	412	465
Amortization of intangible assets	39	43
Impairment of intangible assets	-	363
Investment loss (income), net	4,526	(3,436)
Other expense (income), net	807	(19)
Adjusted E(L)BITDA	$5,698	$(1,688)

-END-